Filed pursuant to Rule 424(b)(3)

Registration No. 333-291889

Actelis Networks, Inc.

680,422 Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus, or the selling stockholders, of up to 680,422 shares of our common stock, par value $0.0001 per share, issuable upon the exercise of warrants, as further described below under “Prospectus Summary — Recent Developments — September 2025 Warrant Inducement.”

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by any of the selling stockholders, however, we will receive proceeds from the exercise of any Warrants for cash.

The selling stockholders or its transferees, pledgees, assignees, or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses, and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 17 for more information about how a selling stockholder may sell or dispose of the shares of Common Stock.

Our common stock is traded on the Nasdaq Capital Market under the symbol “ASNS.” On December 11, 2025, the closing price of our common stock on the Nasdaq Capital Market was $2.66 per share.

This prospectus gives effect to a 10-for-1 reverse share split of our issued and outstanding shares of common stock (the “Reverse Split”), which was effected on November 18, 2025. Except where otherwise indicated, all share and per share data in this prospectus have been retroactively restated to reflect the Reverse Split.

Investing in our securities involves a high degree of risk. You should read this prospectus supplement and the accompanying prospectus as well as the information incorporated herein and therein by reference carefully before you make your investment decision. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The selling stockholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our Common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Where You Can Find More Information.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

In this prospectus, we frequently use the terms “we,” “our,” “us,” “our company,” and the “Company” to refer to Actelis Networks, Inc.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act”). We have tried, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “plan,” “predict,” “seek,” “should,” “would,” “could,” “potential,” “ongoing,” and similar expressions to identify forward-looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. Forward-looking statements contained herein include, but are not limited to, statements about:

●	our history of losses and need for additional capital to fund our operations and our ability to obtain additional capital on acceptable terms, or at all;

●	our ability to protect our intellectual property and continue to innovate;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	the potential insufficiency of our disclosure controls and procedures to detect errors or acts of fraud;

●	the accuracy of our estimates regarding expenses, future revenues, and capital requirements;

●	the success of competing products or technologies that are or may become available;

●	our ability to grow the business due to the uncertainty resulting from the COVID-19 pandemic or any future pandemic;

●	our ability to comply with complex and increasing regulations by governmental authorities;

●	our ability to regain and maintain compliance with continued listing requirements of the Nasdaq Capital Market;

●	our ability to continue as a going concern;

●	statements as to the impact of the political and security situations in Israel on our business, including due to the number of armed conflicts between Israel and Hamas (an Islamist militia and political group in the Gaza Strip) and Hezbollah (an Islamist militia and political group in Lebanon);

●	our public securities’ potential liquidity and trading; and

●	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act.

Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements herein may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors,” Use of Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere herein or by incorporation by reference. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements included in this prospectus speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

On November 18, 2025, we effected the Reverse Split. Unless indicated otherwise by the context, all common stock, option, warrant and per share amounts, as well as share prices appearing in this prospectus have been adjusted to give retroactive effect to the stock split for all periods presented.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision. This prospectus contains forward-looking statements and information relating to Actelis Networks, Inc. See “Cautionary Note Regarding Forward-Looking Statements.”

Actelis Networks, Inc. (“Actelis,” “we,” “us,” “our,” “the Company,” “our company”) is a market leader in cyber-hardened, rapid-deployment networking solutions for wide-area IoT applications including federal, state and local government, intelligent traffic systems (“ITS”), military, utility, rail, telecom and campus applications. Our unique portfolio of hybrid fiber, environmentally hardened aggregation switches, high density Ethernet devices, advanced management software and cyber-protection capabilities, unlocks the hidden value of essential networks, delivering safer connectivity for rapid, cost-effective deployment.

Our networking solutions use a combination of newly deployed fiber infrastructure and existing copper and coaxial lines which our patented technology can upgrade to Fiber-grade to jointly create what we believe to be a highly cost-effective, secure, and quick-to-deploy network. Our patent protected hybrid fiber networking solutions deliver excellent communication over fiber to locations that may be easy to reach with new fiber. However, for locations that are difficult, or too costly to reach with fiber, we can upgrade existing copper lines to deliver cyber-hardened, high-speed connectivity without needing to replace the existing copper infrastructure with new fiber. We believe that such hybrid fiber copper networking solution has distinct advantages in most real-life installations, while providing significant budget savings and accelerating deployment of modern IoT networks, as based on our experience, most IoT projects have challenging, hard to reach with fiber locations which may explode such projects’ timeline and budgets. We believe that our solutions can provide connectivity over either fiber or copper with speeds of up to multi-Gigabit communication, while supporting Fiber-grade reliability and quality.

A primary focus of ours is to provide our customers with a cyber-secure network solution. We currently offer Triple-Shield protection of data delivered with coding, scrambling and encryption of the network traffic. We also provide secure, encrypted access to our network management software, and are working to further enhance system-level and device-level software protection. We are also working to introduce additional capabilities for network-wide cyber protection software as an additional SW and license-based services.

When high speed, long reach, reliable and secure connectivity is required, network operators usually resort to using wireline communication over physical communication lines such as fiber, coax, and copper, rather than wireless communication that is more limited in performance, reliability, reach and security. However, new fiber wireline infrastructure is costly to deploy, involves lengthy civil works to install, and, based on our internal calculations, often accounts for more than 50% of total cost of ownership (ToC) and time to deploy wide-area IoT projects.

Providing new fiber connectivity to hard-to-reach locations is especially costly and time-consuming, often requiring permits for boring, trenching, and right-of-way, sometimes done over many miles. Connecting such hard-to-reach locations may cause significant delays and budget overruns in IoT projects. Our solutions aim to solve these challenges by instantly enhancing performance of such existing copper and coax infrastructure to fiber-grade performance, through the use of advanced signal processing and unique, patented network architecture, without the need to run new fiber to hard-to-reach locations; thus, effectively accelerating deployment of many IoT projects, as we estimate, sometimes from many months to only days. The result for the network owner is a hybrid network that optimizes the use of both new Fiber (where available) as well as upgraded, fiber-grade copper and coax that is now modernized, digitized and cyber-hardened. This unique hybrid network approach is making IoT projects often significantly more affordable, fast to deploy and predictable to plan and budget.

In addition, our solutions can also provide power over existing copper and coax lines to remotely power up network elements and IoT components connected to them (like cameras, small cell and Wi-Fi base stations sensors etc.). Connecting power lines to millions of IoT locations can be costly and very time consuming as well (similar to data connectivity, for the same reason — need for civil works). By offering the ability to combine power delivery over the same existing copper and coax lines that we use for high-speed data, we believe our solutions are solving yet another important challenge in connecting hard-to-reach locations. We believe that combining communication and power over the same existing lines is particularly important to help connect many fifth generation, or 5G, small cells and Wi-Fi base stations, as high cost of connectivity and power is often slowing their deployment.

Since our inception, our business was focused on serving telecommunication service providers, also known as Telcos, to provide connectivity for enterprises and residential customers. Our products and solutions have been deployed with more than 100 telecommunication service providers worldwide, in enterprise, residential and mobile base station connectivity applications. In recent years, as we have further developed our technology and introduced additional products, we turned our focus on serving the wide-area IoT, federal and DoD markets, as well as multi-dwelling units, and introduced, in 2024, our cyber-aware networking solutions for IoT markets as well.

Recent Developments

July 2025 Private Placement

On June 30, 2025, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which we agreed to issue and sell to the Investors in a private placement (the “July 2025 Private Placement” or the “Offering”) (a) 162,602 shares of Common Stock, (b) Series A-3 warrants to purchase up to 162,602 shares of Common Stock, and (c) Series A-4 Warrants to purchase up to 325,204 shares of Common Stock, for a purchase price of $6.15 per share and related Common Warrants, for a total aggregate gross proceeds of approximately $1 million. The July 2025 Private Placement closed on July 2, 2025.

The Series A-3 Warrants have an exercise price of $6.15 per share, are exercisable commencing on the effective date of shareholder approval (the “Shareholder Approval Date”) of the issuance of the shares issuable upon exercise of the Common Warrants (“Shareholder Approval”) and expire five years following the Shareholder Approval Date. On November 7, 2025, the Shareholder Approval was obtained in a special meeting of our shareholders, resulting in the Shareholder Approval Date being such date.

The Series A-4 Warrants have an exercise price of $6.15 per share, are exercisable commencing on the Shareholder Approval Date and expire eighteen months following the Shareholder Approval Date.

Under the terms of the Common Warrants, the Selling Stockholders may not exercise the warrants to the extent such exercise would cause the Investor, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (or, at such Investor’s option upon issuance, 9.99%), of the Company’s then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised.

H.C. Wainwright & Co., LLC acted as the Placement Agent for the issuance and sale of the Securities. The Company has agreed to pay an aggregate cash fee equal to 7.0% of the gross proceeds received by the Company from the Offering and $35,000 for accountable expenses to the placement agent. The Company also agreed to issue to the Placement Agent, or its designees, Placement Agent Warrants to purchase up to 7.0% of the aggregate number of the shares of Common Stock sold to the Investors (or warrants to purchase up to 11,382 shares of Common Stock) at an exercise price per share of $7.688 which will be exercisable commencing on the Shareholder Approval Date and a have term of five years after the Shareholder Approval Date (the “July 2025 Placement Agent Warrants,” and collectively with the Common Warrants, the “July 2025 Warrants”).

The July 2025 Placement Agent Warrants and the shares of Common Stock issuable upon exercise thereof, will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and in reliance on similar exemptions under applicable state laws.

Nasdaq Listing Compliance

On August 25, 2023, we received a notification letter from the Listing Qualifications Staff (the “Staff”) of Nasdaq indicating that we are not in compliance with Nasdaq Listing Rule 5550(b)(1) due to our failure to maintain a minimum of $2,500,000 in shareholders’ equity (the “Minimum Shareholders’ Equity Requirement”) or any alternatives to such requirement. In order to maintain our listing on the Nasdaq Capital Market, we submitted a plan of compliance addressing how we intended to regain compliance. On March 27, 2024, we received a delist determination letter from Nasdaq advising us that the Staff had determined to delist our securities from Nasdaq due to non-compliance with the Minimum Shareholders’ Equity Requirement, unless we timely request a hearing before the Nasdaq Hearings Panel (the “Panel”). We timely requested a hearing before the Panel.

On August 27, 2024, we received formal written notice from Nasdaq confirming that we have evidenced compliance with all applicable criteria for continued listing on Nasdaq as set forth in Nasdaq Listing Rule 5550, including the Minimum Shareholders’ Equity Requirement. In accordance with Nasdaq Listing Rule 5815(d)(4)(B), we remained subject to a panel monitor for equity compliance through August 27, 2025.

On May 12, 2025, Nasdaq notified us (the “Notification Letter”) that we were not in compliance with Nasdaq Listing Rule 5550(a)(2), which requires our Common Stock to maintain a minimum bid price of $1.00 per share (the “Bid Price Rule”). The Notification Letter had no immediate effect on the listing or trading of our Common Stock on Nasdaq and, at this time, the Common Stock will continue to trade on Nasdaq under the symbol “ASNS”. The Notification Letter provided that we have 180 calendar days, or until November 10, 2025, to regain compliance with the Bid Price Rule.

On August 19, 2025, we received written notice from Nasdaq stating that, due to the Company’s non-compliance with the Minimum Shareholders’ Equity Requirement as of June 30, 2025, and because, pursuant to Listing Rule 5815(d)(4)(B), the Company remained subject to a mandatory hearing panel monitor through August 27, 2025, the Company’s securities were subject to delisting from Nasdaq unless the Company timely requests a hearing before the Nasdaq Hearing Panel (the “Panel”). The Company has its hearing with the Panel on September 30, 2025. At the hearing, the Company presented its plan to evidence compliance with the Equity Rule and all other applicable criteria for continued listing on The Nasdaq Capital Market, and requested to remain listed subject to its plan to regain compliance.

On October 28, 2025, we received a listing decision from Nasdaq notifying us that the Panel determined that the Company evidenced compliance with the Shareholders’ Equity Requirement.

The Panel also granted the Company’s request for continued listing on The Nasdaq Capital Market, pursuant to an exception through December 5, 2025, to regain compliance with the bid price requirement set forth in Nasdaq Listing Rule 5550(a)(1). In order to evidence compliance with the bid price requirement, the Company must evidence a closing bid price of at least $1.00 per share for a minimum of 10, but generally not more than 20, consecutive business days. On November 7, 2025, we held a special meeting of shareholders where our shareholders approved, among other things, the Reverse Split. The Reverse Split was effected on November 18, 2025.

On December 3, 2025, the Company received formal notice from Nasdaq that the Company has regained compliance with the Bid Price Rule and evidenced compliance with all other applicable criteria for continued listing on Nasdaq. Accordingly, the previously disclosed listing matter has been closed.

The Company will remain subject to a one-year “Panel Monitor”, as contemplated by Nasdaq Listing Rule 5815(d)(4)(A), through December 5, 2026. If during that period the Company fails to satisfy any of the criteria for continued listing on Nasdaq, the Staff may not grant the Company additional time to regain compliance. Rather, Nasdaq will issue a delist determination, which the Company may address by requesting a new hearing before the Nasdaq Hearings Panel.

September 2025 Warrant Inducement

On September 2, 2025, we entered into an inducement agreement (the “Inducement Letter”) with a certain holder (the “Holder”) of certain of the Company’s existing warrants to purchase an aggregate of 427,020 shares of the Company’s common stock, consisting of (i) 127,119 warrants issued on December 20, 2023 with an expiration date of June 20, 2029 at an exercise price of $11.8 per share (ii) 99,967 warrants issued on June 6, 2024 with an expiration date of December 6, 2029 at an exercise price of $20.0 per share and (iii) 199,934 warrants issued on July 2, 2024 with an expiration date of July 2, 2026 at an exercise price of $17.5 per share (the “Existing Warrants”).

Pursuant to the Inducement Letter, the Holder agreed to exercise for cash the Existing Warrants to purchase an aggregate of 427,020 shares of the Company’s common stock at a reduced exercise price of $3.70 per share in consideration of the Company’s agreement to issue new common stock purchase warrants (the “New Warrants”), as descried below, to purchase up to an aggregate of 640,530 shares of the Company’s common stock (the “New Warrant Shares”) at an exercise price of $3.70 per share. The Company received aggregate gross proceeds of approximately $1.6 million from the exercise of the Existing Warrants by the Holder, before deducting financial advisory fees and other offering expenses payable by the Company.

Rodman & Renshaw LLC (“Rodman”) and H.C. Wainwright & Co., LLC (“Wainwright”) acted as financial advisors to the Company in connection with the transactions contemplated by the Inducement Letter. Pursuant to an engagement letter with Wainwright, the Company has agreed to pay the financial advisors a cash fee equal to 7.0% of the aggregate gross proceeds received from the Holder’s exercise of the Existing Warrants, as well as a management fee equal to 1.0% of the gross proceeds from the exercise of the Existing Warrants and $25,000 paid for non-accountable expenses. The Company has also agreed to issue to the financial advisors or their designees warrants (the “Inducement Placement Agent Warrants”) to purchase up to 29,892 shares of common stock (representing 7.0% of the Existing Warrants being exercised), which will have the same terms as the New Warrants having a term of five years of Stockholder Approval (as defined below) except the Inducement Placement Agent Warrants will have an exercise price equal to $4.625 per share (125% of the exercise price of the Existing Warrants).

The New Warrants have an exercise price equal to $3.70 per share. The New Warrants will be exercisable from the effective date (the “Warrant Stockholder Approval Date”) of shareholder approval (“Stockholder Approval”), until (i) the five-year anniversary of such date for 340,629 of the New Warrants and (ii) the twenty-four-month anniversary of such date for 299,901 of the New Warrants. The exercise price and number of New Warrant Shares issuable upon exercise of the New Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events affecting the Company’s common stock and the exercise price. On November 7, 2025, the Warrant Stockholder Approval was obtained in a special meeting of our shareholder, resulting in the Warrant Stockholder Approval Date being such date.

The closing of the transactions contemplated pursuant to the Inducement Letter occurred on September 3, 2025.

Provided that the Inducement Letter prohibited the Company from entering into an agreement to effect any issuance by the Company involving a variable rate transaction, the Holder agreed to waive such prohibition with respect to the transactions contemplated by the ELOC Purchase Agreement as described below, and signed an amendment to the Inducement Letter on October 9, 2025. Pursuant to such amendment, the Company issued to the Holder 10,000 warrants to purchase shares of common stock of the Company on similar terms as the Series A-1 Warrants (the “ELOC Waiver Warrants”).

Equity Line of Credit Agreement

On September 27, 2025, we entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”), with an effective date of October 1, 2025, and a related registration rights agreement (the “White Lion RRA”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”). Pursuant to the Common Stock Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $30,000,000 in aggregate gross purchase price (the “Commitment Amount”) of newly issued shares of the Company’s Common Stock, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement.

The Company is obligated under the Common Stock Purchase Agreement and the White Lion RRA to file a registration statement (the “Resale Registration Statement”) with the SEC to register the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”), for the resale by White Lion of shares of Common Stock that the Company may issue to White Lion under the Common Stock Purchase Agreement and to register the Commitment Shares (as defined below) within five business days of the date of the Common Stock Purchase Agreement.

The maximum number of shares issuable under the Common Stock Purchase Agreement is subject to the Exchange Cap.

The Company has agreed to call a special meeting of its shareholders (the “Special Meeting”) to obtain shareholder approval for the issuance of Common Stock under the Common Stock beyond the Exchange Cap (“Shareholder Approval”) within 120 days of October 1, 2025. If the Company fails to call the Special Meeting within this timeframe, it shall pay liquidated damages to White Lion, as more fully described in the Common Stock Purchase Agreement. In the event Shareholder Approval is not obtained at the Special Meeting, the Company is obligated to call an additional Special Meeting every ninety (90) days thereafter, for a total period of 360 days, until Shareholder Approval is obtained.

As consideration for White Lion’s irrevocable commitment to purchase the Company’s Common Stock up to the Commitment Amount, the Company agreed to issue shares of Common Stock to White Lion (the “Commitment Shares”) equal to $750,000 (the “Commitment Fee Amount”) divided by the lowest traded price of the Company’s common stock during the 30 business days prior to the issuance of the Commitment Shares.

If at any point during the term of the Common Stock Purchase Agreement the Company fails to be listed on the Nasdaq Capital Market, the Commitment Fee Amount will increase to $1,000,000 if remedied within six months or less, to $1,250,000 if remedied after six months but before twelve months, and $1,500,000 if not remedied within twelve months (the “Delisting Penalty Provision”). The Delisting Penalty Provision shall automatically be waived on the date that is six (6) months after the later of (A) the date on which Shareholder Approval is Obtained and (B) the date on which the Resale Registration Statement has been declared effective by the SEC.

Subject to the satisfaction of certain customary conditions including, without limitation, the effectiveness of a registration statement registering the shares issuable pursuant to the Common Stock Purchase Agreement, the Company’s right to sell shares to White Lion will commence on October 1, 2025 and extend until October 1, 2028, unless the Company has exercised its right in full to sell shares to White Lion under the Common Stock Purchase Agreement prior to such date (the period beginning on the effective date and ending on the earlier of such dates, the “Commitment Period”). During such term, subject to the terms and conditions of the Common Stock Purchase Agreement, the Company shall notify (such notice, a “Purchase Notice”) White Lion when the Company exercises its right to sell shares (the effective date of such notice, a “Notice Date”). The Purchase Notice may be a Regular Purchase Notice or a Rapid Purchase Notice, each as described below.

The number of shares sold pursuant to any such notice may not exceed 40% of the Average Daily Trading Volume for the common stock traded on Nasdaq immediately preceding receipt of the applicable Purchase Notice, and can be increased at any time at the sole discretion of White Lion, up to 9.99% of the outstanding shares of the Company.

Under a Regular Purchase Notice, the purchase price to be paid by White Lion for any such shares will equal 97.5% multiplied by the lower of the (i) lowest daily VWAP of the Common Stock during the Regular Purchase Valuation Period (as such term is defined in the Common Stock Purchase Agreement) or (ii) the closing price of the Common Stock one business day prior to the delivery of the Regular Purchase Notice.

Under a Rapid Purchase Notice, the purchase price to be paid by White Lion for any such shares will equal (i) the lowest traded price of the Common Stock on the Rapid Purchase Notice Date with respect to Rapid Purchase Price Option 1; or (ii) 99% multiplied by the lowest traded price of the Common Stock two hours following written confirmation of the acceptance of the Rapid Purchase Notice by White Lion with respect to Rapid Purchase Price Option 2.

The Company may terminate the Common Stock Purchase Agreement at any time, which shall be effected by written notice being sent by the Company to White Lion. In addition, the Common Stock Purchase Agreement shall automatically terminate on the earlier of (i) the end of the Commitment Period or (ii) the date that, pursuant to or within the meaning of any bankruptcy law, the Company commences a voluntary case or any person commences a proceeding against the Company, a custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors. Certain provisions of the Common Stock Purchase Agreement survive termination, as described more fully in the text of the agreement.

Concurrently with the execution of the Common Stock Purchase Agreement, the Company entered into the White Lion RRA with White Lion in which the Company has agreed to register the shares of Common Stock purchased by White Lion under the Common Stock Purchase Agreement with the SEC for resale within 30 days of the execution date of the White Lion RRA. The White Lion RRA also contains usual and customary damages provisions for failure to have the registration statement declared effective by the SEC within the time periods specified therein.

The Common Stock Purchase Agreement and the White Lion RRA contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Private Placement

Concurrently on September 27, 2025, the Company entered into a securities purchase agreement (the “PIPE Purchase Agreement”) with White Lion, pursuant to which the Company agreed to issue and sell to White Lion in a private placement (the “Offering”) (i) 87,177 shares (the “Shares”) of Common Stock, and (ii) pre-funded warrants to purchase up to 312,823 shares of Common Stock (the “Pre-Funded Warrants”) for a purchase price of $2.125 per share of Common Stock and $2.124 per Pre-Funded Warrant, for a total aggregate gross proceeds of approximately $850,000. The Offering closed on September 29, 2025.

The Company had a right to redeem 48,826 of the shares of Common Stock at a redemption price of $0.001 per share. The Company and White Lion have agreed that, in lieu of such redemption, on October 20, 2025, the Company reduced the number shares issuable pursuant upon exercise of the Pre-Funded Warrants by 48,826 shares, to 263,997.

The Pre-Funded Warrants are immediately exercisable at an exercise price of $0. 001 per share of Common Stock and will not expire until exercised in full. However, the Company may not issue a number of shares of Common Stock pursuant to exercise of the Pre-Funded Warrants in an amount that will not exceed the Exchange Cap when combined with the number of Shares issued in the Offering, before shareholder approval for further issuance beyond the Exchange Cap is obtained. The Company intends to obtain such shareholder approval concurrently with the Shareholder Approval required for the issuance of shares of Common Stock under the Common Stock Purchase Agreement beyond the Exchange Cap.

The obligation to file the Resale Registration Statement described above also covers the registration of the shares of Common Stock and shares underlying the Pre-Funded Warrants issued pursuant to the PIPE Purchase Agreement.

THE OFFERING

Shares of common stock currently outstanding	1,747,844 shares of common stock.

Securities offered by the selling stockholders	Up to 680,422 shares of the Company’s common stock, consisting of: (i) 640,530 shares of common stock issuable upon the exercise of the New Warrants, (ii) 10,000 shares of common stock issuable upon exercise of the ELOC Waiver Warrants and (iii) 29,892 shares of common stock issuable upon exercise of the Inducement Placement Agent Warrants.

Shares of common stock to be outstanding assuming exercise of the warrants	2,428,266 shares of common stock.

Selling Stockholders	All of the shares of our common stock are being offered by the selling stockholders. See “Selling Stockholder” on page 10 of this prospectus for more information on the selling stockholders.

Plan of Distribution	The selling stockholders will determine when and how they will sell the common stock covered by this prospectus. See the “Plan of Distribution” section of this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders. All net proceeds from the sale of the Common Stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of warrants if the selling stockholders do not exercise their warrants on a cashless basis, if and when exercised. See the section of this prospectus titled “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

Listings	Our common stock is listed on the Nasdaq Capital Market under the symbol “ASNS”.

Unless otherwise indicated, all information in this prospectus (i) assumes no exercise of the outstanding warrants described above, and (ii) gives retroactive effect to the Reverse Split.

Corporate Information

We were incorporated in Delaware in 1998. We completed our initial public offering on May 17, 2022 and our common stock is currently listed on the Nasdaq Capital Market under the symbol “ASNS.” Our principal executive offices are located at 710 Lakeway Drive, Suite 200 Sunnyvale, CA 94085, and our telephone number is (510)-545-1040. The information contained on our website and available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors set forth in our most recent Annual Report on Form 10-K on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 10-K. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Sales of substantial amounts of our Common Stock by a selling stockholder, or the perception that these sales could occur, could adversely affect the price of our Common Stock.

The sale by the selling stockholders of a significant number of shares of Common Stock could have a material adverse effect on the market price of our Common Stock. In addition, the perception in the public markets that the selling stockholder may sell all or a portion of its shares as a result of the registration of such shares for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares of Common Stock for sale will have on the market price of our Common Stock.

USE OF PROCEEDS

We are not selling any Common Stock under this Prospectus and we will not receive any proceeds from the sale of the Common Stock by the selling stockholders. All net proceeds from the sale of the Common Stock covered by this prospectus will go to the selling stockholders. We expect that the selling stockholders will sell their Common Stock as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants to the extent that these warrants are exercised for cash by the selling stockholders. Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the warrants mentioned above were exercised for cash in full, the gross proceeds would be approximately $2.55 million. We intend to use the net proceeds of such warrant exercise, if any, for general corporate purposes. Pending such uses, we intend to invest the net proceeds in bank deposits. We can make no assurances that any of the warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those shares of common stock issuable upon exercise of the New Warrants, ELOC Waiver Warrants and Inducement Placement Agent Warrants previously issued in connection with the Warrant Inducement. For additional information regarding the issuance of those shares of common stock and warrants, see “Prospectus Summary — Recent Developments — September 2025 Warrant Inducement” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares of common stock for resale from time to time.

Wainwright acted as the Company’s placement agent in the following transactions in the past three years: (i) the September 2025 Warrant Inducement, (ii) the July 2025 Private Placement, (iii) a warrant inducement which occurred in July 2024 (the “July 2024 Warrant Inducement”), (iv) a warrant inducement which occurred in June 2024 (the “June 2024 Warrant Inducement”), our (v) December 2023 private placement (the “December 2023 Private Placement”) and (vi) May 2023 Private Placement (the “May 2023 Private Placement”). Rodman was co-placement agent in the September 2025 Warrant Inducement. Armistice was an investor in the July 2024 Warrant Inducement, the June 2024 Warrant Inducement and the December 2023 Private Placement. Other than as described above, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number the shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock, including shares underlying the New Warrants, ELOC Waiver Warrants and Inducement Placement Agent Warrants, as of December 2, 2025, assuming exercise of the New Warrants, ELOC Waiver Warrants and Inducement Placement Agent Warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of the shares of common stock being offered in this prospectus by the selling stockholders. The fourth and fifth columns list the amount of the shares of common stock owned after the offering, by number of the shares of common stock and percentage of outstanding the shares of common stock (assuming for the purpose of such percentage, 1,747,844 shares outstanding as of December 2, 2025) assuming in both cases the sale of all of the shares of common stock offered by the selling stockholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the New Warrants, ELOC Waiver Warrants and Inducement Placement Agent Warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock not yet issuable upon exercise of the warrants and placement agent warrants which have not been exercised. The number of shares does not reflect this limitation. The selling stockholders may sell all, some or none of their shares of common stock or New Warrants, ELOC Waiver Warrants and Inducement Placement Agent Warrants in this offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Owned Prior to		Maximum Number of Shares of Common Stock to be Sold Pursuant to this		Shares Beneficially Owned After Offering
Name of selling stockholder	Offering		Prospectus		Number		Percentage
Armistice Capital, LLC(1)	650,530	(2)	650,530	(3)	-		-
Michael Vasinkevich(4)	42,360	(5)	16,141	(6)	26,219	(7)	1.5%
Noam Rubinstein(4)	17,587	(8)	4,708	(9)	12,879	(10)		*
Craig Schwabe(4)	4,406	(11)	3,027	(12)	1,379	(13)		*
Charles Worthman(4)	559	(14)	150	(15)	409	(16)		*
David Dinkin(4)	5,866	(17)	5,866	(18)	-		-

*	Denotes less than 1%.

(1)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”),and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)	Consists of (i) 640,530 New Warrants and (ii) 10,000 ELOC Waiver Warrants.

(3)	Consists of (i) 640,530 New Warrants and (ii) 10,000 ELOC Waiver Warrants.

(4)	Each of the selling stockholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of placement agent warrants, which were received as compensation. The selling stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(5)	Consists of (i) 16,141 Inducement Placement Agent Warrants, (ii) 7,299 Placement Agent Warrants issued in the July 2025 Private Placement, (iii) 4,240 shares of common stock issuable upon exercise of warrants issued in connection with the May 2023 Private Placement, (iv) 5,706 shares of common stock issuable upon exercise of warrants issued in connection with the December 2023 Private Placement, (v) 4,487 shares of common stock issuable upon exercise of warrants issued in connection with the June 2024 Warrant Inducement, and (vi) 4,487 shares of common stock issuable upon exercise of warrants issued in connection with the July 2024 Warrant Inducement.

(6)	Consists of (i) 16,141 Inducement Placement Agent Warrants.

(7)	Consists of (i) 7,299 Placement Agent Warrants issued in the July 2025 Private Placement, (ii) 4,240 shares of common stock issuable upon exercise of warrants issued in connection with the May 2023 Private Placement, (iii) 5,706 shares of common stock issuable upon exercise of warrants issued in connection with the December 2023 Private Placement, (iv) 4,487 shares of common stock issuable upon exercise of warrants issued in connection with the June 2024 Warrant Inducement, and (v) 4,487 shares of common stock issuable upon exercise of warrants issued in connection with the July 2024 Warrant Inducement.

(8)	Consists of (i) 4,708 Inducement Placement Agent Warrants (ii) 3,585 Placement Agent Warrants issued in the July 2025 Private Placement, (iii) 20,83 shares of common stock issuable upon exercise of warrants issued in connection with the May 2023 Private Placement, (iv) 2,803 shares of common stock issuable upon exercise of warrants issued in connection with the December 2023 Private Placement, (v) 2,204 shares of common stock issuable upon exercise of warrants issued in connection with the June 2024 Warrant Inducement, and (vi) 2,204 shares of common stock issuable upon exercise of warrants issued in connection with the July 2024 Warrant Inducement.

(9)	Consists of 4,708 Inducement Placement Agent Warrants.

(10)	Consists of (i) 3,585 Placement Agent Warrants issued in the July 2025 Private Placement, (ii) 2,083 shares of common stock issuable upon exercise of warrants issued in connection with the May 2023 Private Placement, (iii) 2,803 shares of common stock issuable upon exercise of warrants issued in connection with the December 2023 Private Placement, (iv) 2,204 shares of common stock issuable upon exercise of warrants issued in connection with the June 2024 Warrant Inducement, and (v) 2,204 shares of common stock issuable upon exercise of warrants issued in connection with the July 2024 Warrant Inducement.

(11)	Consists of (i) 3,027 Inducement Placement Agent Warrants, (ii) 384 Placement Agent Warrants issued in the July 2025 Private Placement, (iii) 223 shares of common stock issuable upon exercise of warrants issued in connection with the May 2023 Private Placement, (iv) 300 shares of common stock issuable upon exercise of warrants issued in connection with the December 2023 Private Placement, (v) 236 shares of common stock issuable upon exercise of warrants issued in connection with the June 2024 Warrant Inducement, and (vi) 236 shares of common stock issuable upon exercise of warrants issued in connection with the July 2024 Warrant Inducement.

(12)	Consists of 3,027 Inducement Placement Agent Warrants.

(13)	Consists of (i) 384 Placement Agent Warrants issued in the July 2025 Private Placement, (ii) 223 shares of common stock issuable upon exercise of warrants issued in connection with the May 2023 Private Placement, (iii) 300 shares of common stock issuable upon exercise of warrants issued in connection with the December 2023 Private Placement, (iv) 236 shares of common stock issuable upon exercise of warrants issued in connection with the June 2024 Warrant Inducement, and (v) 236 shares of common stock issuable upon exercise of warrants issued in connection with the July 2024 Warrant Inducement.

(14)	Consists of (i) 150 Inducement Placement Agent Warrants, (ii) 114 Placement Agent Warrants issued in the July 2025 Private Placement, (iii) 66 shares of common stock issuable upon exercise of warrants issued in connection with the May 2023 Private Placement, (iv) 89 shares of common stock issuable upon exercise of warrants issued in connection with the December 2023 Private Placement, (v) 70 shares of common stock issuable upon exercise of warrants issued in connection with the June 2024 Warrant Inducement, and (vi) 70 shares of common stock issuable upon exercise of warrants issued in connection with the July 2024 Warrant Inducement.

(15)	Consists of 150 Inducement Placement Agent Warrants.

(16)	Consists of (i) 114 Placement Agent Warrants issued in the July 2025 Private Placement, (ii) 66 shares of common stock issuable upon exercise of warrants issued in connection with the May 2023 Private Placement, (iii) 89 shares of common stock issuable upon exercise of warrants issued in connection with the December 2023 Private Placement, (iv) 70 shares of common stock issuable upon exercise of warrants issued in connection with the June 2024 Warrant Inducement, and (v) 70 shares of common stock issuable upon exercise of warrants issued in connection with the July 2024 Warrant Inducement.

(17)	Consists of 5,866 Inducement Placement Agent Warrants.

(18)	Consists of 5,866 Inducement Placement Agent Warrants.

DESCRIPTION OF OFFERED SECURITIES

The following description is intended as a summary of our Charter and our Bylaws, each of which will become effective prior to the effectiveness of the registration statement of which this prospectus forms a part, and which will be filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our Charter and Bylaws.

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. This prospectus provides you with a general description of the common stock the selling stockholders may offer.

Authorized Capital Stock

Our Charter authorizes us to issue up to 42,803,774 shares consisting of 30,000,000 shares of common stock with a par value of $0.0001 per share, 2,803,774 shares of non-voting common stock with a par value of US$0.0001 per share and 10,000,000 shares of preferred stock with a par value of US$0.0001 per share. As of December 2, 2025, there were 52 holders of record of our common stock.

Common Stock

The shares of our common stock have the following rights, preferences and privileges:

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividend Rights

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other Rights and Preferences

Upon the closing of this offering, holders of our common stock will have no pre-emptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future. Upon the closing of this offering, shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Fully paid and nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred stock

We are authorized to issue up to 10,000,000 shares of preferred stock. Our Charter authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. Upon the closing of this offering, no shares of preferred stock will be outstanding.

Charter and Bylaw Provisions

Charter and Bylaw Provisions

Our Charter and our Bylaws to be effective upon the closing of this offering, include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

●	Board of Directors vacancies. Our Charter to be effective upon the closing of this offering, provides that vacancies on the board of directors may be filled only by the affirmative vote of a majority of the directors then in office, irrespective of whether there is a quorum, or by a sole remaining director. Additionally, the number of directors to serve on our board of directors is fixed solely and exclusively by resolution duly adopted by our board of directors. This would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

●	Classified Board of Directors. In accordance with our Charter, as it will be in effect following the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes. We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

●	Special Meetings of Stockholders. Our Bylaws to be effective upon the closing of this offering, provides that special meetings of our stockholders may be called by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons.

●	No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

●	Amendment of Charter and Bylaw Provisions. Any amendment of our Charter requires the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, except that the provision in the Charter regarding the staggered board may not be repealed or amended without the vote of the holders of not less than 80% of the Company’s voting stock, voting as a single class. Amendments to our Bylaws may be executed pursuant to a resolution by the Board of Directors pursuant to an affirmative vote of a majority of the directors then in office, or by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote.

●	Delaware Business Combination Statute. The Company is subject to the “business combination” provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.

●	Exclusive Forum. Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, stockholder or other employees to us or our stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising pursuant to any provision of the DGCL, our Charter or our Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Company’s Charter or Bylaws, (v) any action asserting a claim against us governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Exchange Act or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Anti-Takeover Provisions

The provisions of the DGCL, our Charter and our Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Our Charter established a classified board of directors, divided in three classes with staggered three-year terms. Under the classified board of directors structure, only one class of directors would be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder for their respective three-year terms. Under the classified board of directors structure: (i) directors in Class I, consisting of Gideon Marks and Julie Kunstler, are to stand for election at the Annual Meeting to be held in 2026; (ii) directors in Class II, consisting of Niel Ransom, are to stand for election at the annual meeting of stockholders to be held in 2027; and (iii) directors in Class III, consisting of Tuvia Barlev, are to stand for election at the annual meeting of stockholders to be held in 2028.

Limitations on Liability, Indemnification of officers and directors and insurance

Our Charter and Bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “ASNS”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598.

Exclusive Forum

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising pursuant to any provision of the DGCL or the Company’s Certificate of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Company’s Certificate of Incorporation or Bylaws, or (e) any action asserting a claim governed by the internal affairs doctrine or (f) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Exchange Act or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our Charter.

The choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, and may result in increased costs to a stockholder who has to bring a claim in a forum that is not convenient to the stockholder, which may discourage such lawsuits. Although under Section 115 of the DGCL, exclusive forum provisions may be included in a company’s certificate of incorporation, the enforceability of similar forum provisions in other companies’ certificates or incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provision of our Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Anti-Takeover Provisions of the DGCL and Charter Provisions

Certain provisions of the DGCL and certain provisions included in our Charter and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Removal of Directors

Our Bylaws provide that stockholders may only remove a director with or without cause by a vote of no less than a majority of the shares present in person or by proxy at the meeting and entitled to vote, voting together as a single class.

Amendments to Certificate of Incorporation

Certain sections of our Certificate of Incorporation require the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Company entitled to vote, voting together as a single class, except that the provision in the Charter regarding the staggered board may not be repealed or amended without the vote of the holders of not less than 80% of the Company’s voting stock, voting as a single class.

Staggered Board

The board of directors is divided into three classes, with regular three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of the Company. In addition, under Delaware law, the Certificate and the By-Laws, the Company’s directors may be removed from office by the stockholders only for cause and only in the manner provided for in the Certificate. These factors may maintain the incumbency of the board of directors.

Amendments to Bylaws

Our Charter limits the abilities of the directors and stockholders to amend our Bylaws in certain circumstances. In particular, the Bylaws may be amended only by the vote of a majority of all of the directors then in office, or by the affirmative vote of the stockholders holding at least 75% of the outstanding shares of capital stock entitled to vote in accordance with the provisions of the Charter, Bylaws, and the DGCL.

No Cumulative Voting

Our Charter does not provide for cumulative voting.

Special Meetings of Stockholders

Our Bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by an officer at the request of a majority of our board of directors, by our Chief Executive Officer or President or by the holders of not less than 25% of the holders of stock entitled to vote at the meeting.

Stockholders Agreement

We are party to the Amended and Restated Stockholders Agreement, dated February 2, 2016, or the Stockholders Agreement, pursuant to which certain holders of our common stock have the right to demand that we file a registration statement or request that their common stock be covered by a registration statement that we are otherwise filing. All rights under the Stockholders Agreement will terminate upon the closing of this offering.

PLAN OF DISTRIBUTION

The selling stockholders of the Shares and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from each selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of the common stock offered by this prospectus will be passed upon for us by Pearl Cohen Zedek Latzer Baratz LLP, New York, NY. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Greenberg Traurig, LLP, New York, NY.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1b to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We also maintain a website at www.Actelis.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

This prospectus incorporates by reference the documents listed below that have been previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 24, 2025;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 13, 2025, for the quarter ended June 30, 2025 filed with the SEC on August 14, 2025 and for the quarter ended September 30, 2025 filed with the SEC on November 14, 2025;

●	our Current Reports on Form 8-K filed with the SEC on February 4, 2025 (as amended on February 13, 2025); February 13, 2025; March 4, 2025; March 28, 2025; April 1, 2025; May 13, 2025; May 13, 2025; May 21, 2025, June 16, 2025; July 3, 2025; August 6, 2025; August 11, 2025; August 13, 2025; August 14, 2025; August 21, 2025; August 25, 2025; September 2, 2025; September 3, 2025; September 4, 2025; and September 18, 2025; October 1, 2025; October 2, 2025; October 31, 2025; November 7, 2025; November 14, 2025, November 14, 2025 and December 9, 2025; and

●	the description of our common stock, which is contained in the registration statement on Form 8-A filed with the SEC on May 4, 2022 (File No. 001-41375).

We also incorporate by reference all future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, subsequent to the date of this prospectus and prior to the termination of the offering.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Yoav Efron, Chief Financial Officer and Deputy Chief Executive Officer, 710 Lakeway Drive, Suite 200 Sunnyvale, CA 94085 USA, telephone number +1-510-545-1045 or by emailing us at yoave@actelis.com.

Actelis Networks, Inc.

PROSPECTUS

December 12, 2025